Attachment 77J
Strategic Partners Asset Allocation Funds
Series 1, 2 & 3

Strategic Partners Conservative Growth Fund (Series 1)

The Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants' Statement of
Position 93-2:
Determination, Disclosure, and Financial Statement Presentation
 of Income, Capital
Gains, and Return of Capital Distributions by Investment Companies.
The effect of
applying this statement was to decrease undistributed net investment income by $312,344, increase accumulated net realized loss on investments by $368,335 and increase paid-in capital in excess of par by $680,679 due to realized and recognized
currency gains during the period and the Fund treating redemptions as distributions
for federal income tax purposes during the year ended July 31, 2001.
Net investment
income, net realized gains and net assets were not affected by this change.

Strategic Partners Moderate Growth Fund (Series 2)

Reclassification of Capital Accounts: The fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-2: Determination,
Disclosure and Financial
Statement Presentation of Income, Capital Gains, and Return of
Capital Distributions
by Investment Companies. The effect of applying this statement was to increase accumulated net realized loss on investments by $901,927 decrease undistributed net investment income by $226,390 and increase paid-in capital in excess of par by $1,128,317 for redemptions utilized as distributions for federal income tax purposes and realized and recognized currency gains during the period. Net investment income, net realized gains and net assets were not affected by this change.

Strategic Partners High Growth Fund (Series 3)

Reclassification of Capital Accounts: The Fund accounts for and reports distributions
to shareholders in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-2: Determination ,
Disclosure, and Financial
Statement Presentation of income, Capital Gains, and Return of
Capital Distributions
by Investment Companies. The effect of applying this statement was to decrease distributions in excess of net investment by $1,014,056, decrease accumulated net realized gain on investments by $1,977,522 and increase paid-in capital in excess of par by $963,466 for the year ended July 31, 2001, for redemptions utilized as distributions for federal income tax purposes and realized and recognized currency gains during the period and due to a net operating loss. Net investment income, net realized gains and net assets were not affected by this change.